The J.M. Smucker Co. Announces Fiscal 2023 Second Quarter Results
ORRVILLE, Ohio, November 21, 2022 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the second quarter ended October 31, 2022, of its 2023 fiscal year. Financial results for the second quarter of fiscal year 2023 reflect the divestitures of the natural beverage and grains businesses on January 31, 2022, and the private label dry pet food business on December 1, 2021. All comparisons are to the second quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales increased $155.1 million, or 8 percent. Net sales excluding divestitures and foreign currency exchange increased 11 percent.
•Net income per diluted share was $1.79. Adjusted earnings per share was $2.40, a decrease of 1 percent.
•Cash provided by operations was $205.0 million, an increase of 24 percent. Free cash flow was $102.9 million, compared to $105.9 million in the prior year.
•The Company increased its full-year fiscal 2023 financial outlook for net sales and adjusted earnings per share.
CHIEF EXECUTIVE OFFICER REMARKS
"Our second quarter results reflect the ongoing strength of our business, continued demand for our leading brands, and the ability of our team to execute with excellence,” said Mark Smucker, Chair of the Board, President and Chief Executive Officer. “We delivered organic top-line growth across all of our businesses, driven by the strength of our portfolio, and our ability to recover cost inflation and manage our supply chain environment."

"Given our strong performance and sustained business momentum, we are raising our net sales and adjusted earnings per share expectations for this fiscal year. Looking ahead, we will continue to execute on our strategy and make investments in our key growth platforms to ensure consistent top- and bottom-line growth, continuing to position us well to deliver long-term shareholder value."

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended October 31,
	2022	2021	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,205.1	$2,050.0	8%

Operating income	$293.4	$311.8	(6)%
Adjusted operating income	379.6	387.9	(2)%

Net income per common share – assuming dilution	$1.79	$1.90	(6)%
Adjusted earnings per share – assuming dilution	2.40	2.43	(1)%

Weighted-average shares outstanding – assuming dilution	106.9	108.4	(1)%

Net Sales
Net sales increased 8 percent. Excluding noncomparable net sales in the prior year of $65.0 million from the divested natural beverage and grains and private label dry pet food businesses, as well as $7.0 million of unfavorable foreign currency exchange, net sales increased $227.1 million, or 11 percent.
The increase in comparable net sales was primarily driven by a 17 percentage point increase from net price realization, primarily reflecting list price increases for each of the Company's U.S. Retail segments and for International and Away from Home, partially offset by a 6 percentage point decrease from volume/mix primarily driven by the U.S. Retail Coffee segment.
Operating Income
Gross profit decreased $10.4 million, or 1 percent. The decrease reflects a reduced contribution from volume/mix and the noncomparable impact of the divested natural beverage and grains businesses, partially offset by a favorable net impact of higher net price realization and increased commodity and ingredient, manufacturing, transportation, and packaging costs, inclusive of costs related to a voluntary recall of Jif® peanut butter products in May 2022. Operating income decreased $18.4 million, or 6 percent, primarily reflecting the decrease in gross profit and a $6.6 million increase in selling, distribution, and administrative ("SD&A") expenses.
Adjusted gross profit increased $0.1 million. The difference between adjusted gross profit and generally accepted accounting principles ("GAAP") results reflects the exclusion of the change in net cumulative unallocated derivative gains and losses and special project costs. Adjusted operating income, which further reflects the exclusion of amortization and other special project costs as compared to GAAP operating income, decreased $8.3 million, or 2 percent.
Interest Expense and Income Taxes
Net interest expense decreased $0.6 million, primarily due to the net favorable impact of debt repayments and issuances in the prior fiscal year.
The effective income tax rate was 24.4 percent compared to 23.4 percent in the prior year, reflecting a higher state income tax rate in the current year. The adjusted effective income tax rate was 24.4 percent, compared to 23.5 percent in the prior year.
Cash Flow and Debt
Cash provided by operating activities was $205.0 million, compared to $165.1 million in the prior year, primarily reflecting lower cash required to fund working capital. Free cash flow was $102.9 million, compared to $105.9 million in the prior year, as a $42.9 million increase in capital expenditures offset the increase in cash provided by operating activities. Net debt repayments in the quarter totaled $88.8 million.

FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2023 guidance as summarized below:

	Current	Previous
Net sales increase vs prior year	5.5% - 6.5%	4.0% - 5.0%
Adjusted earnings per share	$8.35 - $8.75	$8.20 - $8.60
Free cash flow (in millions)	$550	$550
Capital expenditures (in millions)	$550	$550
Adjusted effective income tax rate	24.1%	24.2%
Ongoing cost inflation, volatility in supply chains and the overall macroeconomic environment continue to impact financial results and cause uncertainty and risk for the fiscal year 2023 outlook. Any manufacturing or supply chain disruption, as well as changes in consumer purchasing behavior, including the potential impact to volume due to recent price increases, retailer inventory levels, and broader macroeconomic conditions, could materially impact actual results. In particular, the Jif® peanut butter product recall will impact our financial results for the fiscal year. The Company continues to focus on managing the elements it can control, including taking the necessary steps to minimize the impact of cost inflation, the product recall, and any potential business disruption. This guidance reflects performance expectations based on the Company's current understanding of the overall environment, inclusive of the estimated unfavorable impact of the product recall.
Net sales are expected to increase 5.5 to 6.5 percent compared to the prior year. Excluding noncomparable net sales in the prior year for the divested private label dry pet food and natural beverage and grains businesses, net sales are expected to increase approximately 8.0 percent at the mid-point of the guidance range. This reflects higher net pricing to recover cost inflation across multiple categories, partially offset by the anticipated volume/mix impact of price elasticity of demand, and an estimated 2 percent unfavorable impact related to manufacturing downtime and customer returns and fees from the Jif® peanut butter product recall.
Adjusted earnings per share is expected to range from $8.35 to $8.75, including an estimated $0.80 unfavorable impact related to the Jif® peanut butter product recall. This range reflects the benefits of higher net pricing actions and shares repurchased in the prior fiscal year being more than offset by cost inflation, the anticipated volume/mix impact of price elasticity of demand, the unfavorable impact of the Jif® peanut butter product recall, and increased SD&A expenses. This guidance assumes an adjusted gross profit margin of 33.5 percent, an adjusted effective income tax rate of 24.1 percent, and 106.9 million common shares outstanding. Free cash flow is expected to be approximately $550 million, inclusive of the estimated unfavorable impact related to the Jif® peanut butter product recall, with capital expenditures of $550 million.
SECOND QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY23 Q2 Results	$765.2	$120.1	15.7%
Increase (decrease) vs prior year	9%	21%	150bps
Net sales increased $63.6 million, or 9 percent. Excluding $27.8 million of noncomparable net sales in the prior year related to the divested private label dry pet food business, net sales increased $91.4 million, or 14 percent. Higher net price realization increased net sales by 16 percentage points, primarily reflecting list price increases across the portfolio. Volume/mix decreased net sales by 3 percentage points, primarily driven by decreases for dog food.
Segment profit increased $20.5 million, primarily reflecting a favorable net impact of higher net price realization and increased commodity and ingredient, transportation, and packaging costs.

U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY23 Q2 Results	$709.8	$187.7	26.4%
Increase (decrease) vs prior year	10%	(10)%	-580bps
Net sales increased $64.7 million, or 10 percent. Net price realization increased net sales by 23 percentage points, primarily reflecting list price increases across the portfolio, partially offset by a reduced contribution from volume/mix of 13 percentage points driven by the Folgers® and Dunkin'® brands.
Segment profit decreased $20.1 million, primarily reflecting the decreased contribution from volume/mix and higher marketing spend, partially offset by a favorable net impact of higher net price realization and increased commodity and manufacturing costs.
U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY23 Q2 Results	$432.2	$100.3	23.2%
Increase (decrease) vs prior year	(2)%	(10)%	-200bps
Net sales decreased $9.0 million, or 2 percent. Excluding $35.7 million of noncomparable net sales in the prior year related to the divested natural beverage and grains businesses, net sales increased $26.7 million, or 7 percent. Higher net price realization increased net sales by 9 percentage points, primarily reflecting list price increases across the portfolio. Volume/mix decreased net sales by 3 percentage points, primarily driven by decreases for peanut butter and fruit spread products, partially offset by an increase for Smucker's® Uncrustables® frozen sandwiches.
Segment profit decreased $10.7 million, primarily reflecting higher manufacturing, commodity and ingredient, and packaging costs, inclusive of costs related to the Jif® peanut butter product recall, and the noncomparable segment profit in the prior year related to the divested natural beverage and grains businesses, partially offset by higher net price realization, lower marketing spend and favorable volume/mix.
International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY23 Q2 Results	$297.9	$41.5	13.9%
Increase (decrease) vs prior year	14%	3%	-150bps
Net sales increased $35.8 million, or 14 percent. Excluding $1.5 million of noncomparable net sales in the prior year related to the divested natural beverage and grains businesses and $7.0 million of unfavorable foreign currency exchange, net sales increased $44.3 million, or 17 percent. Excluding the impact of the divested businesses and foreign currency exchange, net sales increased 19 percent and 15 percent for the Away from Home and International operating segments, respectively. Net price realization contributed an 18 percentage point increase to net sales for the combined businesses, primarily driven by increases for coffee products and baking mixes and ingredients, partially offset by a decreased contribution from volume/mix of 1 percentage point.
Segment profit increased $1.1 million, primarily reflecting a favorable net impact of higher net price realization and increased commodity costs, partially offset by a decreased contribution from volume/mix.
Financial Results Discussion and Webcast
At approximately 7:00 a.m. Eastern Time today, the Company will post to its website at investors.jmsmucker.com a pre-recorded management discussion of its fiscal 2023 second quarter financial results, a transcript of the discussion, and supplemental materials. At 9:00 a.m. Eastern Time today, the Company will webcast a live question and answer session with Mark Smucker, Chair of the Board, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. The live webcast and replay can be accessed at investors.jmsmucker.com.

The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the impact of the COVID-19 pandemic on the Company's business, industry, suppliers, customers, consumers, employees, and communities; disruptions or inefficiencies in the Company's operations or supply chain, including any impact caused by product recalls (including the recent Jif® peanut butter product recall), political instability, terrorism, armed hostilities (including the ongoing conflict between Russia and Ukraine), extreme weather conditions, natural disasters, pandemics (including the COVID-19 pandemic), work stoppages or labor shortages (including the potential national rail strike), or other calamities; risks related to the availability, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging, and transportation; the impact of food security concerns involving either the Company's products or its competitors' products, including product recalls; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms, including any impact of the COVID-19 pandemic; the ability to achieve cost savings related to restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment, dividend payments, and share repurchases; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the Company's ability to attract and retain key talent; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; a disruption, failure, or security breach of the Company or their suppliers’ information technology systems, including ransomware attacks; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.
About The J.M. Smucker Co.
Each generation of consumers leaves their mark on culture by establishing new expectations for food and the companies that make it. At The J.M. Smucker Co., it is our privilege to be at the heart of this dynamic with a diverse portfolio that appeals to each generation of people and pets and is found in more than 80 percent of U.S. homes and countless restaurants. This includes a mix of iconic brands consumers have always loved such as Folgers®, Jif® and Milk-Bone® and new favorites like Café Bustelo®, Smucker’s® Uncrustables® and Rachael Ray® Nutrish®. By continuing to immerse ourselves in consumer preferences and acting responsibly, we will continue growing our business and the positive impact we have on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for the following, which are used under license: Dunkin’® is a trademark of DD IP Holder LLC, and Rachael Ray® is a trademark of Ray Marks II LLC.

The Dunkin’® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores. This information does not pertain to products for sale in Dunkin’® restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Abbey Linville, Vice President, Corporate Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,			Six Months Ended October 31,
	2022	2021	% Increase (Decrease)	2022	2021	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,205.1	$2,050.0	8%	$4,078.1	$3,908.0	4%
Cost of products sold	1,504.0	1,338.5	12%	2,824.5	2,557.1	10%
Gross Profit	701.1	711.5	(1)%	1,253.6	1,350.9	(7)%
Gross margin	31.8%	34.7%		30.7%	34.6%

Selling, distribution, and administrative expenses	354.3	347.7	2%	698.1	671.7	4%
Amortization	55.6	55.4	—%	111.2	110.8	—%
Other special project costs	0.7	1.3	(46)%	2.1	3.1	(32)%
Other operating expense (income) – net	(2.9)	(4.7)	(38)%	(30.9)	(5.9)	n/m
Operating Income	293.4	311.8	(6)%	473.1	571.2	(17)%
Operating margin	13.3%	15.2%		11.6%	14.6%

Interest expense – net	(39.7)	(40.3)	(1)%	(78.8)	(83.4)	(6)%
Other income (expense) – net	(0.8)	(2.7)	(70)%	(0.3)	(13.8)	(98)%
Income Before Income Taxes	252.9	268.8	(6)%	394.0	474.0	(17)%
Income tax expense	61.8	62.8	(2)%	93.1	114.1	(18)%
Net Income	$191.1	$206.0	(7)%	$300.9	$359.9	(16)%

Net income per common share	$1.79	$1.90	(6)%	$2.82	$3.32	(15)%

Net income per common share – assuming dilution	$1.79	$1.90	(6)%	$2.82	$3.32	(15)%

Dividends declared per common share	$1.02	$0.99	3%	$2.04	$1.98	3%

Weighted-average shares outstanding	106.6	108.4	(2)%	106.6	108.3	(2)%

Weighted-average shares outstanding – assuming dilution	106.9	108.4	(1)%	106.8	108.4	(1)%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	October 31, 2022	April 30, 2022
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$27.1	$169.9
Trade receivables – net	609.5	524.7
Inventories	1,358.4	1,089.3
Other current assets	255.9	226.2
Total Current Assets	2,250.9	2,010.1

Property, Plant, and Equipment – Net	2,198.6	2,131.7

Other Noncurrent Assets
Goodwill	6,006.3	6,015.8
Other intangible assets – net	5,538.6	5,652.2
Other noncurrent assets	224.9	245.2
Total Other Noncurrent Assets	11,769.8	11,913.2
Total Assets	$16,219.3	$16,055.0

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,260.6	$1,193.3
Short-term borrowings	302.0	180.0
Other current liabilities	497.1	579.5
Total Current Liabilities	2,059.7	1,952.8

Noncurrent Liabilities
Long-term debt	4,312.4	4,310.6
Other noncurrent liabilities	1,629.9	1,651.5
Total Noncurrent Liabilities	5,942.3	5,962.1

Total Shareholders’ Equity	8,217.3	8,140.1
Total Liabilities and Shareholders’ Equity	$16,219.3	$16,055.0

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended October 31,		Six Months Ended October 31,
	2022	2021	2022	2021
	(Dollars in millions)
Operating Activities
Net income	$191.1	$206.0	$300.9	$359.9
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	57.1	60.5	112.2	119.0
Amortization	55.6	55.4	111.2	110.8
Share-based compensation expense	(2.6)	5.3	5.3	10.6
Gain on divestiture	—	—	(1.6)	—
Other noncash adjustments – net	8.2	3.4	12.3	6.5
Make-whole payments included in financing activities	—	—	—	7.0
Defined benefit pension contributions	(1.1)	(2.0)	(71.8)	(2.9)
Changes in assets and liabilities:
Trade receivables	(6.9)	(92.7)	(87.1)	(125.6)
Inventories	(50.8)	5.5	(273.8)	(140.8)
Other current assets	22.4	30.2	19.1	38.2
Accounts payable	4.4	(36.7)	77.5	(8.2)
Accrued liabilities	11.9	(9.4)	20.8	(53.3)
Income and other taxes	(81.9)	(65.4)	(56.3)	(18.0)
Other – net	(2.4)	5.0	(2.7)	(0.3)
Net Cash Provided by (Used for) Operating Activities	205.0	165.1	166.0	302.9

Investing Activities
Additions to property, plant, and equipment	(102.1)	(59.2)	(190.4)	(127.2)
Proceeds from divestiture	—	—	1.6	—
Other – net	(35.7)	(3.8)	(20.5)	(15.8)
Net Cash Provided by (Used for) Investing Activities	(137.8)	(63.0)	(209.3)	(143.0)

Financing Activities
Short-term borrowings (repayments) – net	(88.8)	(46.2)	118.2	237.8
Proceeds from long-term debt	—	797.6	—	797.6
Repayments of long-term debt, including make-whole payments	—	(750.0)	—	(1,157.0)
Capitalized debt issuance costs	—	(10.2)	—	(10.2)
Quarterly dividends paid	(108.4)	(106.9)	(213.5)	(204.1)
Purchase of treasury shares	(0.1)	(0.7)	(7.9)	(7.5)
Proceeds from stock option exercises	5.2	—	6.1	4.0
Other – net	1.4	0.9	(1.7)	0.6
Net Cash Provided by (Used for) Financing Activities	(190.7)	(115.5)	(98.8)	(338.8)
Effect of exchange rate changes on cash	(1.0)	(0.1)	(0.7)	(0.1)
Net increase (decrease) in cash and cash equivalents	(124.5)	(13.5)	(142.8)	(179.0)
Cash and cash equivalents at beginning of period	151.6	168.8	169.9	334.3
Cash and Cash Equivalents at End of Period	$27.1	$155.3	$27.1	$155.3

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended October 31,				Six Months Ended October 31,
	2022	% of Net Sales	2021	% of Net Sales	2022	% of Net Sales	2021	% of Net Sales
	(Dollars in millions)
Net sales	$2,205.1		$2,050.0		$4,078.1		$3,908.0
Selling, distribution, and administrative expenses:
Marketing	113.3	5.1%	121.4	5.9%	208.9	5.1%	219.9	5.6%
Selling	55.6	2.5%	54.1	2.6%	125.2	3.1%	116.1	3.0%
Distribution	76.5	3.5%	70.7	3.4%	149.3	3.7%	139.1	3.6%
General and administrative	108.9	4.9%	101.5	5.0%	214.7	5.3%	196.6	5.0%
Total selling, distribution, and administrative expenses	$354.3	16.1%	$347.7	17.0%	$698.1	17.1%	$671.7	17.2%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended October 31,		Six Months Ended October 31,
	2022	2021	2022	2021
	(Dollars in millions)
Net sales:
U.S. Retail Pet Foods	$765.2	$701.6	$1,494.2	$1,349.6
U.S. Retail Coffee	709.8	645.1	1,307.7	1,188.3
U.S. Retail Consumer Foods	432.2	441.2	743.3	876.8
International and Away From Home	297.9	262.1	532.9	493.3
Total net sales	$2,205.1	$2,050.0	$4,078.1	$3,908.0

Segment profit:
U.S. Retail Pet Foods	$120.1	$99.6	$240.4	$179.5
U.S. Retail Coffee	187.7	207.8	333.6	359.1
U.S. Retail Consumer Foods	100.3	111.0	155.1	229.7
International and Away From Home	41.5	40.4	58.1	73.3
Total segment profit	$449.6	$458.8	$787.2	$841.6
Amortization	(55.6)	(55.4)	(111.2)	(110.8)
Gain on divestiture	—	—	1.6	—
Interest expense – net	(39.7)	(40.3)	(78.8)	(83.4)
Change in net cumulative unallocated derivative gains and losses	(27.1)	(13.3)	(60.9)	(15.5)
Cost of products sold – special project costs	(2.8)	(6.1)	(3.9)	(10.7)
Other special project costs	(0.7)	(1.3)	(2.1)	(3.1)
Corporate administrative expenses	(70.0)	(70.9)	(137.6)	(130.3)
Other income (expense) – net	(0.8)	(2.7)	(0.3)	(13.8)
Income before income taxes	$252.9	$268.8	$394.0	$474.0

Segment profit margin:
U.S. Retail Pet Foods	15.7%	14.2%	16.1%	13.3%
U.S. Retail Coffee	26.4%	32.2%	25.5%	30.2%
U.S. Retail Consumer Foods	23.2%	25.2%	20.9%	26.2%
International and Away From Home	13.9%	15.4%	10.9%	14.9%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors’ understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; certain divestiture, acquisition, integration, and restructuring costs (“special project costs”); gains and losses on divestitures; the net change in cumulative unallocated gains and losses on commodity and foreign currency exchange derivative activities (“change in net cumulative unallocated derivative gains and losses”); and other one-time items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results can significantly impact the adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitate the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2023 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,				Six Months Ended October 31,
	2022	2021	Increase (Decrease)	%	2022	2021	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,205.1	$2,050.0	$155.1	8%	$4,078.1	$3,908.0	$170.1	4%
Private label dry pet food divestiture	—	(27.8)	27.8	1	—	(52.9)	52.9	1
Natural beverage and grains divestiture	—	(37.2)	37.2	2	—	(70.6)	70.6	2
Foreign currency exchange	7.0	—	7.0	—	11.4	—	11.4	—
Net sales excluding divestitures and foreign currency exchange	$2,212.1	$1,985.0	$227.1	11%	$4,089.5	$3,784.5	$305.0	8%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2022	2021	2022	2021
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$701.1	$711.5	$1,253.6	$1,350.9
Change in net cumulative unallocated derivative gains and losses	27.1	13.3	60.9	15.5
Cost of products sold – special project costs	2.8	6.1	3.9	10.7
Adjusted gross profit	$731.0	$730.9	$1,318.4	$1,377.1
% of net sales	33.2%	35.7%	32.3%	35.2%

Operating income reconciliation:
Operating income	$293.4	$311.8	$473.1	$571.2
Amortization	55.6	55.4	111.2	110.8
Gain on divestiture	—	—	(1.6)	—
Change in net cumulative unallocated derivative gains and losses	27.1	13.3	60.9	15.5
Cost of products sold – special project costs	2.8	6.1	3.9	10.7
Other special project costs	0.7	1.3	2.1	3.1
Adjusted operating income	$379.6	$387.9	$649.6	$711.3
% of net sales	17.2%	18.9%	15.9%	18.2%

Net income reconciliation:
Net income	$191.1	$206.0	$300.9	$359.9
Income tax expense	61.8	62.8	93.1	114.1
Amortization	55.6	55.4	111.2	110.8
Gain on divestiture	—	—	(1.6)	—
Change in net cumulative unallocated derivative gains and losses	27.1	13.3	60.9	15.5
Cost of products sold – special project costs	2.8	6.1	3.9	10.7
Other special project costs	0.7	1.3	2.1	3.1
Adjusted income before income taxes	$339.1	$344.9	$570.5	$614.1
Income taxes, as adjusted	82.9	81.1	136.2	144.5
Adjusted income	$256.2	$263.8	$434.3	$469.6
Weighted-average shares outstanding – assuming dilution	106.9	108.4	106.8	108.4
Adjusted earnings per share – assuming dilution (A)	$2.40	$2.43	$4.07	$4.33

(A) Adjusted earnings per share – assuming dilution for the three and six months ended October 31, 2022, was computed using the treasury stock method, while the two-class method was used for the three and six months ended October 31, 2021.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2022	2021	2022	2021
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$191.1	$206.0	$300.9	$359.9
Income tax expense	61.8	62.8	93.1	114.1
Interest expense – net	39.7	40.3	78.8	83.4
Depreciation	57.1	60.5	112.2	119.0
Amortization	55.6	55.4	111.2	110.8
EBITDA (as adjusted)	$405.3	$425.0	$696.2	$787.2
% of net sales	18.4%	20.7%	17.1%	20.1%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$205.0	$165.1	$166.0	$302.9
Additions to property, plant, and equipment	(102.1)	(59.2)	(190.4)	(127.2)
Free cash flow	$102.9	$105.9	($24.4)	$175.7

The following tables provide a reconciliation of the Company's fiscal 2023 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2023
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$6.28	$6.68
Change in net cumulative unallocated derivative gains and losses (A)	0.41	0.41
Amortization	1.58	1.58
Special project costs	0.09	0.09
Gain on divestiture	(0.01)	(0.01)
Adjusted effective income tax rate impact	—	—
Adjusted earnings per share	$8.35	$8.75

(A) We are unable to project derivative gains and losses on a forward-looking basis as these will vary each quarter based on market conditions and derivative positions taken. The change in unallocated derivative gains and losses in the table above reflects the net impact of the gains and losses that have been recognized in our GAAP results and excluded from non-GAAP results as of October 31, 2022, adjusted for the gains and losses expected to be allocated to non-GAAP results for the year ended April 30, 2023.

	Year Ending April 30, 2023
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,100
Additions to property, plant, and equipment	(550)
Free cash flow	$550